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Exhibit 23.2

ACCOUNTANTS' CONSENT

The Board of Directors
Quebecor World Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Quebecor World Inc. of our report dated January 24, 2003 with respect to the consolidated balance sheets of Quebecor World Inc. and its subsidiaries as at December 31, 2002 and 2001 and the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 2002, 2001, and 2000, which report appears in the Annual Report on Form 40-F of Quebecor World Inc. for the fiscal year ended December 31, 2002.

/s/ KPMG LLP
Chartered Accountants

Montréal, Canada
April 29 2004

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ACCOUNTANTS' CONSENT